UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

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WALKER INNOVATION INC.

(Name of Company as Specified In Its Charter)

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WALKER INNOVATION INC.
Two High Ridge Park
Stamford, CT 06905

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
WALKER INNOVATION INC.

THE COMPANY IS NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO
SEND A PROXY TO THE COMPANY

Dear Stockholders:

This Information Statement is being mailed or furnished to the stockholders of Walker Innovation Inc., a Delaware corporation (“we,” “us” or the “Company”), in connection with the authorization on January 12, 2017 by joint written consent of the corporate actions described below by the Company’s Board of Directors and Walker Digital, LLC (“Walker Digital”), a stockholder of the Company entitled to vote 2,358,500 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) and 14,999,000 shares of the Company’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”) representing, collectively, approximately 82.3% of the outstanding voting stock of the Company entitled to vote on such date with respect to such corporate actions. Accordingly, all necessary corporate approvals required pursuant to the Delaware General Corporation Law and the Company’s Certificate of Incorporation in connection with the matters referred to herein have been obtained. This Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action before it takes effect.

You are encouraged to carefully read the Information Statement for further information regarding these actions. In accordance with Rule 14c-2, the approval of the action described herein will be deemed effective at a date that is 20 days after the date the Definitive Information Statement has been mailed or furnished to our stockholders. This Information Statement is first being mailed or furnished to stockholders on or about January 30, 2017.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. The Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Exchange Act.

By Order of the Board of Directors

Jay S. Walker
Executive Chairman

January 27, 2017

INFORMATION STATEMENT
OF
WALKER INNOVATION INC.
Two High Ridge Park
Stamford, CT 06905

ACTIONS BY BOARD OF
DIRECTORS
AND
CONSENTING STOCKHOLDER

This Information Statement is being furnished to the stockholders of the Company in connection with the joint written consent of the holder of a majority of our issued and outstanding voting securities entitled to vote thereon granting our Board of Directors the authority to effect approving a one-time stock option repricing program (the “Option Repricing”). Pursuant to the Option Repricing, the exercise price of each outstanding stock option to acquire shares of our common stock, par value $0.001 per share (the “Common Stock”) granted under the Company’s Amended and Restated 2015 Long-Term Incentive Plan (the “2015 Plan”) and our predecessor Amended and Restated 2006 Long Term Incentive Plan (the “2006 Plan” and, collectively, the “Incentive Plan”), to current directors, executives and employees of the Company, in each case with an exercise price at or above $1.37 per share, will be amended to reduce such exercise price to the average daily volume weighted average closing price of the Company’s Common Stock on the OTCQB during the 20 trading days immediately following the date the Option Repricing becomes effective or, if greater, the closing price of a share of the Company’s Common Stock, as reported by the OTCQB on the business day immediately prior to such effective date. We expect that the Option Repricing will become effective on or about February 19, 2017, which is the 20th calendar day after the mailing of this Information Statement to stockholders (and in no event will the Option Repricing become effective before that time).

The elimination of the need for a special meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Utilizing the written consent of the holders of a majority in interest of our voting securities eliminates the costs involved in holding a special meeting of stockholders.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about January 30, 2017 to stockholders of record as of January 27, 2017, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act. No appraisal rights are afforded to our stockholders under Delaware law as a result of the approval of the Option Repricing.

The Board of Directors of the Company knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of the Company’s Common Stock and the holders of the Company’s Series B Preferred Stock.

GENERAL

This Information Statement is first being mailed or furnished to stockholders on or about January 30, 2017, and the actions described herein may not become effective until at least 20 calendar days thereafter. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

The Company will only deliver one Information Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the Company’s General Counsel at the address of the Company’s principal executive offices located at Two High Ridge Park, Stamford, CT 06905; Telephone No. (203) 461-7200.

Outstanding Shares and Voting Rights

As of January 25, 2017, the Company had 20,741,572 shares of its Common Stock outstanding and 14,999,000 shares of Series B Preferred Stock issued and outstanding. Each share of the Company’s Common Stock entitles its holder to one vote on any matter submitted to the stockholders. The holder of the shares of Series B Preferred Stock will vote together with the Common Stock on all matters where stockholders are entitled to vote. The holder of shares of Series B Preferred Stock is entitled to cast an aggregate of 80% of the total votes that may be cast with respect to any such matter. Walker Digital, LLC (“Walker Digital”) has voted all of its 2,358,500 shares of Common Stock and 14,999,000 shares of Series B Preferred Stock in favor of approval of the Option Repricing by joint written consent. No other consents are being solicited in connection with this Information Statement. No consideration was paid for Walker Digital’s written consent.

Under the Incentive Plan and applicable Delaware law, the affirmative vote of the majority of shares entitled to vote on the matter is required in connection with the Option Repricing.

Interests of Certain Persons in Matters to Be Acted Upon

The following table sets forth certain information as of January 25, 2017 about the outstanding options granted under the Incentive Plan held by each listed individual who was or has been an executive officer or director of the Company since the beginning of the fiscal year ended December 31, 2016.

As of January 25, 2017, our current non-employee directors (5 persons) and executive officers (3 persons) as a group held unexercised stock options to purchase an aggregate of 3,520,000 shares of our Common Stock under the Incentive Plan, which represented approximately 74.2% of the shares subject to all outstanding options under the Incentive Plan. We do not have any other equity compensation plan other than the Incentive Plan.

Name and Principal Position	Number of Options Outstanding	Percentage of Total Outstanding Options(1)	Number of Options Eligible for Option Repricing	Percentage of Total Outstanding Options Eligible for Option Repricing(2)
Jonathan Ellenthal	1,200,000	25.3%	1,200,000	43.7%
Chief Executive Officer
Jonathan A. Siegel	1,100,000	23.2%	500,000	18.2%
President, Chief Legal Officer and Secretary
Kara B. Jenny	700,000	14.8%	300,000	10.9%
Chief Financial Officer
Non-Employee Directors	520,000	11.0%	520,000	19.0%

(1)	Determined by dividing the number of stock options held by the individual or group, as applicable, by 4,745,000, which is the total number of outstanding stock options as of January 25, 2017.
(2)	Determined by dividing the number of stock options held by the individual or group, as applicable, that are eligible for the Option Repricing by 2,743,000, which is the total number of outstanding stock options that as of January 25, 2017 are eligible for the Option Repricing.

Other than as described above, none of our officers and directors, nor any of their associates, has any interest in the actions approved by our majority stockholder and described in this Information Statement except in their capacity as holders of our Common Stock (which interest does not differ from that of the other holders of our Common Stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has two classes of stock outstanding, its Common Stock and its Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are convertible on a one-for-one basis into shares of our Common Stock. The holders of the Company’s Common Stock are entitled to one vote per share of Common Stock held on all matters submitted to a vote of stockholders, and holders of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast on all matters presented to the stockholders. The holders of our Common Stock have equal rights to receive dividends, when and if declared by our Board of Directors, out of funds legally available for such purpose, and holders of our Series B Convertible Preferred Stock will receive the equivalent amount of any dividends as the holders of our Common Stock, on an as converted basis. In the event of liquidation, holders of our Common Stock are entitled to share ratably in our net assets available for distribution to stockholders, and holders of Series B Convertible Preferred Stock will receive the equivalent amount of liquidation proceeds as the holders of our Common Stock, on an as converted basis. The table below sets forth the number and percentage of shares of our Common Stock owned as of January 25, 2017, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our directors and named executive officers, and our directors and named executive officers as a group.

Except as otherwise set forth below, the address of each of the persons listed below is Walker Innovation Inc., Two High Ridge Park, Stamford, CT 06905. Unless otherwise indicated, the Common Stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our Common Stock exercisable within 60 days that have been granted under our incentive stock plans.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Class
Common Stock	Walker Digital, LLC	29,405,261	(2)	82.3%
Series B Convertible Preferred Stock	Walker Digital, LLC	14,999,000	(3)	100.0%
Common Stock	Genesis Capital Advisors, LLC	1,708,829	(4)	1.6%
Common Stock	IP Navigation Group LLC	1,445,000	(5)	1.4%
Common Stock	Del Mar Asset Management LP	2,487,763	(6)	2.4%
Common Stock	Jay S. Walker	29,504,271	(7)	82.6%
Series B Convertible Preferred Stock	Jay S. Walker	14,999,000	(7)	100.0%
Common Stock	Jonathan Ellenthal	1,138,491	(8)	1.1%
Common Stock	Jonathan A. Siegel	924,998	(9)	0.9%
Common Stock	Kara B. Jenny	600,000	(10)	0.6%
Common Stock	Sharon Barner	58,333	(11)	0.1%
Common Stock	Nathaniel J. Lipman	175,000	(12)	0.2%
Common Stock	Richard J. Salute	23,333	(13)	*
Common Stock	Harvey W. Schiller	514,486	(14)	0.5%
Common Stock	All Directors and Named Executive Officers as a group (8 persons)	32,938,912	(15)	85.9%

*	Less than 0.1%.
(1)	The number of shares of Common Stock includes shares owned and exercisable options (including options that will be exercisable within 60 days after January 25, 2017).
(2)	Includes shares owned beneficially or deemed to be owned beneficially by Walker Digital, LLC and with respect to which may be deemed to have shared voting and investment power with Jay S. Walker as follows:
(a)	2,358,500 shares of Common Stock; and
(b)	14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our Common Stock. As a result, of the voting power of the Series B Convertible Preferred Stock, Walker Digital, LLC may be deemed to beneficially own an additional 12,047,762 shares of Common Stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(3)	Each share of Series B Convertible Preferred Stock, is convertible at the option of the holder thereof, at any time and from time to time, into one share of Common Stock. All shares of Series B Convertible Preferred Stock will vote together with the Common Stock on all matters to which stockholders are entitled to vote. The holder of the Series B Convertible Preferred Stock is entitled to cast 80% of the total votes that may be cast with respect to any such matter.
(4)	Based on a Schedule 13G/A filed by Genesis Capital Advisors LLC and Genesis Opportunity Fund, LP on February 16, 2016. Represents 1,535,529 shares of Common Stock held by Genesis Opportunity Fund, LP. and 1,708,829 shares of Common Stock beneficially owned by Genesis Capital Advisors LLC, which is the investment manager of Genesis Opportunity Fund, LP. As set forth in the Schedule 13G/A each of Genesis Capital Advisors, LLC and Genesis Opportunity Fund, LP have disclaimed beneficial ownership of such securities except to the extent of their pecuniary interest therein. The business address of Genesis Capital Advisors LLC is 1212 Avenue of the Americas, 19th Floor, New York, NY 10036.
(5)	The business address of IP Navigation Group, LLC is Chateau Plaza, 2515 McKinney Ave., Suite 1000, Dallas, TX 75201.
(6)	Based upon a Schedule 13G and a Form 4 filed by Del Mar Asset Management, LP on February 24 and 26, 2014, respectively. Represents 2,098,900 shares of Common Stock held by Del Mar Master Fund, Ltd., a Cayman Islands exempted company (the “Master Fund”) and 458,863 shares of Common Stock held by RockMaple Concentrated Alpha Trust, a Cayman Islands exempted company (“RockMaple”). David Freelove is the managing member of Del Mar Management, LLC, a Delaware limited liability company (the “GP”). The GP is the general partner of Del Mar Asset Management, LP, a Delaware limited liability company (“DMAM”), and as such, directs DMAM’s operations. DMAM serves as the investment manager of the Master Fund. Mr. Freelove has sole voting or investment control over shares held by RockMaple. The business address of Del Mar Asset Management, LP is One Grand Central Place, 60 East 42nd Street, Suite 450, New York, NY 10165.
(7)	Includes shares owned beneficially or deemed to be owned beneficially by Jay S. Walker as follows:
(a)	287,295 shares of Common Stock directly and with respect to which he has sole voting and investment power; and
(b)	2,358,500 shares of Common Stock and 14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our Common Stock with respect to which may be deemed to have shared voting and investment power with Walker Digital, LLC. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital, LLC may be deemed to beneficially own an additional 12,047,762 shares of Common Stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(8)	Includes shares owned beneficially or deemed to be owned beneficially by Jonathan Ellenthal as follows:
(a)	71,825 shares of Common Stock directly and with respect to which he has sole voting and investment power;
(b)	1,066,666 shares of Common Stock underlying stock options; and
(c)	excludes Mr. Ellenthal’s 5% ownership in Walker Digital, LLC.
(9)	Represents shares of Common Stock underlying stock options owned beneficially or deemed to be owned beneficially by Jonathan A. Siegel.
(10)	Represents shares of Common Stock underlying stock options owned beneficially or deemed to be owned beneficially by Kara B. Jenny.
(11)	Represents shares of Common Stock underlying stock options owned beneficially or deemed to be owned beneficially by Sharon Barner.
(12)	Represents shares of Common Stock underlying stock options owned beneficially or deemed to be owned beneficially by Nathaniel J. Lipman.
(13)	Represents shares of Common Stock underlying stock options owned beneficially or deemed to be owned beneficially by Richard J. Salute.
(14)	Includes shares owned beneficially or deemed to be owned beneficially by Harvey W. Schiller as follows:
(a)	381,163 shares of Common Stock directly and with respect to which he as sole voting and investment power; and
(b)	133,333 shares of Common Stock underlying stock options.
(15)	See notes (1) and (7) through (14).

NOTICE TO STOCKHOLDERS OF ACTION
APPROVED BY CONSENTING STOCKHOLDER

The following actions have been approved by the written consent of the holder of Common Stock and Series B Preferred Stock, whose vote collectively represents approximately 82.3% of the votes of our outstanding voting stock entitled to vote on matters submitted to the stockholders.

THE OPTION REPRICING PROGRAM

The Board of Directors has been granted the authority to effect a one-time stock option repricing program (the “Option Repricing”), under which the exercise price of all outstanding stock options held by current directors, executives and employees of the Company with an exercise price at or above $1.37 per share will be amended to reduce such exercise price as described below.

Introduction

The Company maintains the Incentive Plan for the benefit of certain directors, officers, and employees of the Company and its subsidiaries, as well as for others performing consulting or advisory services for the Company. The purpose of the Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives to maximize shareholder value and contribute to the long-term success of the Company.

The Company has granted stock options under the Incentive Plan consistent with the view that stock-based incentive compensation opportunities play a key role in the Company being able to recruit, motivate and retain qualified individuals. While the Company’s compensation packages generally include a number of different components, the Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock. Since June 2014, our share price has declined significantly, and as of January 25, 2017, 90% of our stock options have exercise prices at or above the recent closing prices of our Common Stock on the OTCQB. As of January 25, 2017, the closing price of our Common Stock was $0.32, whereas the weighted average exercise price of all 4,745,500 outstanding stock options as of that date was $2.38. Although the Company continues to believe that stock options are an important component of the Company’s compensation program, the underwater stock options may be perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise prices and the current price of our Common Stock.

The Board believes that the Option Repricing, as designed, is in the best interest of stockholders and the Company, as the repriced stock options will reverse the condition of lost incentive and value, restore the retentive benefit of the affected stock options, and reduce or eliminate the need to grant replacement equity incentives, which would deplete the available share reserve under the Incentive Plan, or to grant replacement cash incentives, which could put an undue strain on the Company’s cash resources.

Summary of Material Terms of Option Repricing

Pursuant to the approved Option Repricing, the exercise price of each outstanding stock option to acquire shares of the Company’s Common Stock granted under the Incentive Plan to current directors, executives and employees of the Company with an exercise price at or above $1.37 per share will be amended to reduce such exercise price to the average daily volume weighted average closing price of the Company’s Common Stock on the OTCQB during the 20 trading days immediately following the date the Option Repricing becomes effective or, if greater, the closing price of a share of the Company’s Common Stock, as reported by the OTCQB on the business day immediately prior to such effective date. We expect that the Option Repricing will become effective on or about February 19, 2017, which is the 20th calendar day after the anticipated mailing of this Notice and Information Statement to stockholders (and in no event will the Option Repricing become effective before that time).

Participation in the Option Repricing is not voluntary or discretionary; all stock options outstanding under the Incentive Plan held by current directors, executives and employees with an exercise price at or above $1.37 per share will be eligible for the repricing and accordingly, the exercise price of each such stock option will be automatically amended as described above, without any action required by the holder thereof. As of January 25, 2017, an aggregate of 4,745,500 stock options with a weighted average exercise price of $2.38 were outstanding under the Incentive Plan and held by 20 individuals and service providers. 2,743,000 (approximately 57.8%) of those outstanding stock options, with a weighted average exercise price of $3.28 were eligible for amendment pursuant to the Option Repricing. Under the Option Repricing, the exercise price of an eligible stock option will not be amended in a manner that increases the exercise price above that in effect as of the date hereof. Only those stock options outstanding at the effective time of the Option Repricing that have an exercise price of $1.37 or above per share will be amended. No additional stock options will be granted by the Company in connection with the Option Repricing.

Except for the reduction in the exercise price of the stock options described above, all outstanding stock options under the Incentive Plan will continue to remain outstanding in accordance with all of the current terms and conditions set forth in the Incentive Plan and the applicable award agreements. As of the date of this Information Statement, the Incentive Plan is the only equity plan under which the Company has stock options outstanding.

Description of the Incentive Plan

As of January 25, 2017, 861,842 shares remain eligible to be issued under the Incentive Plan and 4,745,500 options to purchase shares were outstanding. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 1,000,000 shares of our Common Stock to any individual during any calendar year unless otherwise permitted in accordance with the terms of the Incentive Plan.

The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire Board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the performance goals associated with performance-based awards, determining the recipients of awards, determining the types of awards to be granted, and making policies and procedures relating to administration of the Incentive Plan.

The purpose of the Incentive Plan is to allow us to continue to provide incentives to such participants who are responsible for our success and growth, assist us in attracting, rewarding and retaining employees of experience and ability, facilitate the completion of strategic acquisitions, link incentives with increases in stockholder value and to further align participants’ interests with those of other stockholders. In general, the Incentive Plan empowers us to grant stock options and stock appreciation rights, and performance-based cash and stock and other equity based awards, including restricted stock and restricted stock units to employees, officers, directors, advisors and consultants. The Incentive Plan will also continue to allow us to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for the awards.

The Incentive Plan may be amended, suspended or terminated by the Board, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) no amendment shall be made which, without the adoption of our stockholders, would (i) materially increase the number of shares that may be issued under the Incentive Plan, except as the Compensation Committee may appropriately make adjustments; (ii) materially increase the benefits accruing to the participants under the Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the Incentive Plan; (iv) decrease the exercise price of an option to less than 100% of the Fair Market Value (as defined under the Incentive Plan) per share of Common Stock on the date of grant thereof; or (v) extend the term of any option beyond ten years.

No award may be granted under the 2015 Plan after May 6, 2025.

Accounting Treatment of the Option Repricing

The Company has adopted the provisions of Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R) regarding accounting for share-based payments. Under Financial Accounting Standards Codification Topic 718, the Company will recognize any incremental compensation cost of the stock options subject to the Option Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the stock options immediately following the Option Repricing over the fair value of the stock options immediately prior to the Option Repricing.

The charge, which will be recorded in the first quarter of 2017, is non cash and equity neutral and in the opinion of management will have no material impact on the operating activities of the Company.

Certain U.S. Federal Income Tax Consequences

For income tax purposes, the repricing of an option is treated as a new option granted as of the effective date of the repricing. The rules concerning the federal income tax consequences with respect to options granted pursuant to the Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options

In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of Common Stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of Common Stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options

A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues

In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Incentive Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, may be subject to special tax rules regarding the income tax consequences concerning their options.

The Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

New Plan Benefits

The following outstanding stock options eligible for the Option Repricing have been granted under the Incentive Plan to each of the executive officers named below, all current non-employee directors as a group, and all other employees, respectively:

New Plan Benefits
Name and Principal Position	Number of Shares Underlying Options Eligible for the Option Repricing	Weighted Average Exercise Price of Options Eligible for the Option Repricing
Jonathan Ellenthal	1,200,000	$3.61
Chief Executive Officer
Jonathan A. Siegel	500,000	3.27
President, Chief Legal Officer, and Secretary
Kara B. Jenny	300,000	3.20
Chief Financial Officer
Non-Employee Directors	520,000	2.82
All Other Employees	223,000	2.70

Only those stock options outstanding at the effective time of the Option Repricing held by current directors, executives and employees with an exercise price at or above $1.37 per share will be amended and no additional stock options will be granted by the Company in connection with the Option Repricing. The terms and number of stock options or other awards to be granted in the future under the Incentive Plan are to be determined in the discretion of the Compensation Committee. Since no determinations regarding future awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2016, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	4,745,500	$2.38	861,842
Equity compensation plans not approved by stockholders	—	—	—
Total	4,745,500	$2.38	861,842

(1)	Our 2015 Plan was adopted on May 6, 2015.

EXECUTIVE COMPENSATION

The following table sets forth the cash and other compensation paid by us to our executive officers, whom we collectively refer to as the “named executive officers”, for the periods indicated. There are no other executive officers who received total compensation greater than $100,000 in 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jonathan Ellenthal Chief Executive Officer	2016	$400,000	$—	$—	$—	$—	$400,000
	2015	400,000	—	—	164,603	—	564,603
Jonathan A. Siegel(2) President, Chief Legal Officer and Secretary	2016	350,000	—	—	90,816	—	440,816
	2015	350,000	—	—	60,302	—	410,302
Kara B. Jenny Chief Financial Officer	2016	329,000	15,000	—	53,338	—	397,338
	2015	329,000	48,939	—	—	—	377,939

(1)	Reflects the aggregate grant date fair value of stock options granted in the respective fiscal year to the Named Executive Officers computed in accordance with ASC Topic 718.
(2)	Mr. Siegel became Chief Administrative Officer, General Counsel and Secretary when he joined the Company in February 2014. He was appointed President, Chief Legal Officer and Secretary in May 2016.

Employment Agreements

The material terms of each Named Executive Officer’s employment agreement are described below:

Jonathan Ellenthal.  Mr. Ellenthal’s compensation in fiscal 2016 was paid pursuant to an employment agreement that provides for Mr. Ellenthal’s employment as the Company’s Chief Executive Officer and Vice Chairman through September 18, 2016, and thereafter renews for one year terms, unless earlier terminated. Under the terms of the agreement, Mr. Ellenthal received a base salary of $400,000 for fiscal 2016. Mr. Ellenthal has an annual bonus opportunity with a target of 100% of his annual base salary. In May 2015 he received a one-time grant of stock options to purchase 200,000 shares of our Common Stock.

Jonathan A. Siegel.  We entered into an employment agreement and non-competition and confidentiality agreement in February 2014 with Jonathan A. Siegel, our President, Chief Legal Officer and Secretary. Pursuant to that employment agreement, Mr. Siegel is entitled to an annual base salary of $350,000, an annual bonus opportunity with a target of 50% of his annual base salary and options to purchase 500,000 shares of our Common Stock. The initial term of the employment agreement expires February 14, 2017 and thereafter renews for one year terms, unless earlier terminated.

Kara B. Jenny.  We have entered into an employment agreement and non-competition and confidentiality agreement in May 2014 with Kara Jenny, our Chief Financial Officer. Pursuant to that employment agreement, Ms. Jenny is entitled to an annual base salary of $329,000, an annual bonus opportunity with a target of 30% of her annual base salary and options to purchase 300,000 shares of our Common Stock. Ms. Jenny received a bonus in the amount of $48,939 that was earned for the period between May 27, 2014 and December 31, 2014 and paid in 2015. The initial term of the employment agreement expires May 27, 2017 and thereafter renews for one year terms, unless earlier terminated.

Director Compensation

The following summary describes compensation for non-employee directors, that was effective from January 1 to August 3, 2016. Items marked with an asterisk (*) indicate changes made to the Director Compensation Plan that became effective on August 4, 2016.

Annual Cash Retainer (payable quarterly):

Board Member (Independent)	$50,000
Board Member (Non-management and Not Independent)	$50,000

Supplemental Fees for Committee Members and Chairs:

Audit Committee Chair (Independent)	$25,000
Nominating Committee Chair (Independent and Non-management and Not Independent)*	$15,000
Compensation Committee Chair (Independent and Non-management and Not Independent)*	$15,000
Committee Member (Independent)	$10,000
Committee Member (Non-management and Not Independent)*	$10,000

If the Company holds Board or Committee meetings in addition to the quarterly meetings, Independent and Non-management and Not Independent* members will be compensated $2,500 for in-person attendance and $1,000 for telephonic attendance at such additional meetings.

The Annual Cash Compensation retainer payments are payable in equal quarterly installments. Additionally, the Annual Cash Compensation retainer payments are paid pro-rata from a director's date of appointment to the Board until the next Annual Meeting of Stockholders.

One-Time Stock Option Grants (to be granted upon joining the Board of Directors):

Board Member (Independent)	50,000 shares of Common Stock
Executive Committee Member (Independent)	100,000 shares of Common Stock
Committee Chair (Independent)	20,000 shares of Common Stock

Expense Reimbursement Policy:

The Company shall reimburse its independent, non-management Board members for ordinary and necessary out of pocket expenses (e.g., travel, hotel, and meals) incurred in connection with Board activities.

Management Directors:

Directors who are employees of the Company receive no additional compensation for service as Directors. Mr. Ellenthal is the only Director of the Company who is also an employee.

The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2016:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sharon Barner	$72,000	0	0	0	0	0	$72,000
Nathaniel J. Lipman	69,500	0	0	0	0	0	69,500
Richard J. Salute	77,000	0	0	0	0	0	77,000
Harvey W. Schiller	70,000	0	0	0	0	0	70,000
Jay S. Walker	0	0	0	0	0	0	0

(1)	These amounts represent the Annual Cash Retainer for Board Service and the Supplemental Fees for Committee Members and Chairs.

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to our stockholders under the Delaware General Corporation Law in connection with the Option Repricing.

CHANGES IN CONTROL

We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission (“SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where the Company’s reports, proxy and information statements and other information regarding the Company may be obtained free of charge.